Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-233018) of Allakos Inc.,
(2)	Registration Statement (Form S-8 No. 333-226247) pertaining to the 2018 Equity Incentive Plan, the 2018 Employee Stock Purchase Plan and the amended 2012 Equity Incentive Plan of Allakos Inc.
(3)	Registration Statement (Form S-8 No. 333-231276) pertaining to the 2018 Equity Incentive Plan, and the 2018 Employee Stock Purchase Plan
(4)	Registration Statement (Form S-8 No. 333-236631) pertaining to the 2018 Equity Incentive Plan, and the 2018 Employee Stock Purchase Plan

of our reports dated March 1, 2021, with respect to the financial statements of Allakos Inc. and the effectiveness of internal control over financial reporting of Allakos Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Redwood City, California

March 1, 2021